Exhibit 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Verticalnet, Inc. for the registration of 21,246,877 shares of its common stock and to the incorporation by reference therein of our report dated July 19, 2004, with respect to the consolidated financial statements of B2eMarkets, Inc., for the years ended December 31, 2003 and 2002, included in Verticalnet, Inc.’s Current Report, as amended, on Form 8-K/A, filed on October 1, 2004 with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

McLean, Virginia

September 13, 2005